Exhibit 99.1

NEWS RELEASE

Investor Contact:
James E. Perry
Vice President, Finance and Treasurer
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Reports Highest Quarterly Revenues in Company History
and Earnings Growth of 37% for Fourth Quarter

Annual Revenues and Earnings are Both Record Highs

DALLAS – February 20, 2008 – Trinity Industries, Inc. (NYSE:TRN) today reported earnings from continuing operations of $78.5 million, or $0.97 per common diluted share for the fourth quarter ended December 31, 2007. The quarter’s earnings increased 37% over the same quarter in 2006 and were the highest fourth quarter earnings in the Company’s history. Earnings from continuing operations for the same quarter of 2006 were $57.4 million, or $0.72 per common diluted share.

Net income for the fourth quarter of 2007 was $78.3 million, or $0.97 per common diluted share compared with net income of $56.5 million, or $0.71 per common diluted share for the same quarter a year ago.

Revenues for the fourth quarter of 2007 were $1.1 billion compared with revenues of $835.0 million for the same quarter in 2006. Revenues in the fourth quarter of 2007 were the highest quarterly revenues in the Company’s history.

For the year ended December 31, 2007, the Company reported earnings from continuing operations of $293.8 million, or $3.65 per common diluted share, compared with earnings from continuing operations of $215.5 million or $2.72 per common diluted share in 2006. For the year ended December 31, 2007, the Company reported net income of $293.1 million, or $3.65 per common diluted share, compared with net income of $230.1 million, or $2.90 per common diluted share in 2006.

For the year ended December 31, 2007, the Company reported record revenues of $3.8 billion as compared to revenues of $3.2 billion in 2006.

“Our fourth quarter results represent a strong finish to a great year for Trinity,” said Timothy R. Wallace, Trinity’s Chairman, President, and CEO. “I credit our employees for our record revenues and high level of earnings. Our employees’ dedication to operational excellence during the fourth quarter accelerated the momentum that began building early in the year.”

As previously reported TrinityRail® shipped approximately 6,740 railcars and received firm orders for approximately 7,310 railcars during the fourth quarter. As of December 31, 2007, TrinityRail’s® order backlog totaled approximately $2.7 billion, representing approximately 31,870 railcars, as compared to a railcar order backlog of approximately $2.9 billion, representing approximately 35,930 railcars as of December 31, 2006.

Trinity’s railcar leasing business continued to grow during the fourth quarter of 2007. At December 31, 2007, Trinity Industries Leasing Company’s fleet totaled approximately 36,090 railcars. This compares to approximately 30,550 railcars as of December 31, 2006.

During the fourth quarter, Trinity sold $190.2 million of railcars to TRIP Rail Leasing LLC (“TRIP”), including $96.1 million from Trinity’s leasing company. Since TRIP’s inception in June 2007, through December 31, it has purchased $516.2 million of railcars from Trinity, including both new car purchases and purchases from Trinity’s leasing company. All railcar sales to TRIP have firm leases with independent third parties.

TRIP is a leasing company formed in June 2007. It has committed to purchase approximately $1.4 billion worth of railcars during a two-year period from Trinity’s railcar manufacturing companies and leasing company. Trinity holds a 20% equity ownership in TRIP Rail Holdings LLC, TRIP’s parent company, and is responsible for managing the cars.

The Inland Barge Group’s backlog grew 62%, to approximately $753 million as of December 31, 2007, compared to approximately $464 million as of December 31, 2006. Revenues for the Inland Barge Group grew 30% during the fourth quarter as compared to the same quarter of 2006. “We are pleased with the Barge Group’s strong operating performance in the fourth quarter and throughout all of 2007,” Wallace said.

Revenues in the Energy Equipment Group grew 46% during the fourth quarter over the same quarter in 2006, while operating profit grew 82%, a result of the steady expansion of Trinity’s structural wind towers business for sale to customers in the wind energy industry. The Construction Products Group’s revenues grew 7% over the same quarter in 2006. “Our initiatives during the past few years, which were designed to strengthen our multi-industry structure, are showing results,” Wallace said.

First Quarter 2008 and Full Year 2008 Earnings Outlook
For the first quarter of 2008, the Company expects earnings from continuing operations ranging from $0.69 to $0.74 per common diluted share. For 2008, the Company expects earnings from continuing operations ranging from $3.20 to $3.50 per common diluted share.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on February 21, 2008 to discuss its fourth quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company’s website or by dialing (402) 220-2650 until 11:59 p.m. Eastern on February 28, 2008.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recent fiscal year.

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Trinity Industries, Inc.

Condensed Consolidated Income Statements
(in millions, except per share amounts)

	Three Months Ended December 31,
	2007	2006
Revenues	$1,103.3	$835.0
Operating profit	$146.1	$98.0
Other expense	17.1	10.8

Income from continuing operations before income taxes	129.0	87.2
Provision for income taxes	50.5	29.8

Income from continuing operations	78.5	57.4
Discontinued operations:
Loss on sale of discontinued operations, net of benefit for income taxes of $- and $(1.1)	—	(0.6)
Loss from discontinued operations, net of benefit for income taxes of $- and $ (0.6)	(0.2)	(0.3)

Net income	$78.3	$56.5

Net income per common share:
Basic:
Continuing operations	$0.99	$0.74
Discontinued operations	—	(0.01)

	$0.99	$0.73

Diluted:
Continuing operations	$0.97	$0.72
Discontinued operations	—	(0.01)

	$0.97	$0.71

Weighted average number of shares outstanding:
Basic	79.1	77.8
Diluted	80.5	79.5

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)

	Year Ended December 31,
	2007	2006
Revenues	$3,832.8	$3,218.9
Operating profit	$512.8	$382.6
Other expense	49.6	34.1

Income from continuing operations before income taxes	463.2	348.5
Provision for income taxes	169.4	133.0

Income from continuing operations	293.8	215.5
Discontinued operations:
Gain on sale of discontinued operations, net of provision for income taxes of $- and $12.2	—	20.4
Loss from discontinued operations, net of benefit for income taxes of $(0.2) and $(1.7)	(0.7)	(5.8)

Net income	$293.1	$230.1

Net income per common share:
Basic:
Continuing operations	$3.73	$2.80
Discontinued operations	(0.01)	0.19

	$3.72	$2.99

Diluted:
Continuing operations	$3.65	$2.72
Discontinued operations	(0.00)	0.18

	$3.65	$2.90

Weighted average number of shares outstanding:
Basic	78.7	76.9
Diluted	80.4	79.3

Trinity Industries, Inc.
Condensed Segment Data
(in millions)

	Three Months Ended December 31,
Revenues:	2007	2006
Rail Group	$592.4	$537.4
Construction Products Group	178.3	167.1
Inland Barge Group	137.4	105.5
Energy Equipment Group	141.8	97.1
Railcar Leasing and Management Services Group	194.3	114.2
All Other	19.4	15.7
Eliminations – lease subsidiary	(137.6)	(184.4)
Eliminations – other	(22.7)	(17.6)

Consolidated Total	$1,103.3	$835.0

Operating profit (loss):	Three Months Ended December 31,
	2007	2006
Rail Group	$76.4	$66.8
Construction Products Group	13.3	12.0
Inland Barge Group	26.3	15.5
Energy Equipment Group	16.7	9.2
Railcar Leasing and Management Services Group	46.9	40.2
All Other	(0.2)	(1.5)
Corporate	(8.2)	(11.1)
Eliminations – lease subsidiary	(22.2)	(33.0)
Eliminations – other	(2.9)	(0.1)

Consolidated Total	$146.1	$98.0

Trinity Industries, Inc.
Condensed Segment Data
(in millions)

	Year Ended December 31,
Revenues:	2007	2006
Rail Group	$2,381.5	$2,142.6
Construction Products Group	733.0	695.3
Inland Barge Group	493.2	371.2
Energy Equipment Group	433.9	336.5
Railcar Leasing and Management Services Group	631.7	303.7
All Other	69.8	55.2
Eliminations – lease subsidiary	(828.5)	(620.0)
Eliminations – other	(81.8)	(65.6)

Consolidated Total	$3,832.8	$3,218.9

Operating profit (loss):	Year Ended December 31,
	2007	2006
Rail Group	$347.6	$253.9
Construction Products Group	58.2	61.5
Inland Barge Group	72.6	44.5
Energy Equipment Group	50.1	45.7
Railcar Leasing and Management Services Group	161.2	106.5
All Other	1.8	(8.8)
Corporate	(34.9)	(37.9)
Eliminations – lease subsidiary	(138.0)	(83.3)
Eliminations – other	(5.8)	0.5

Consolidated Total	$512.8	$382.6

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)

	December 31,	December 31,
	2007	2006
Cash and cash equivalents	$289.6	$311.5
Receivables, net of allowance	296.5	252.5
Inventories	586.7	528.9
Net property, plant, and equipment (1)	2,069.8	1,590.3
Other assets	800.6	742.4

	$4,043.2	$3,425.6

Accounts payable and accrued liabilities	$684.3	$655.8
Debt (2)	1,374.2	1,198.9
Deferred income	58.4	42.9
Other liabilities	199.6	124.5
Stockholders’ equity	1,726.7	1,403.5

	$4,043.2	$3,425.6

(1) Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,065.6	$943.1
Accumulated depreciation	(565.4)	(564.6)

	500.2	378.5

Leasing:
Machinery and other	36.1	35.1
Equipment on lease	1,996.7	1,511.5
Accumulated depreciation	(214.4)	(163.9)

	1,818.4	1,382.7

Deferred profit on railcars sold to the Leasing Group	(248.8)	(170.9)

	$2,069.8	$1,590.3

(2) Debt
Corporate/Manufacturing – Recourse:
Revolving credit facility	$—	$—
Convertible subordinated notes	450.0	450.0
Senior notes	201.5	201.5
Other	3.1	1.8

	654.6	653.3
Leasing – Recourse:
Equipment trust certificates	75.7	119.1

Total recourse	730.3	772.4

Leasing – Non-recourse:
Secured railcar equipment notes	334.1	347.5
Warehouse facility	309.8	79.0

	643.9	426.5

	$1,374.2	$1,198.9

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)

“EBITDA” is defined as net income (loss) plus interest expense, income taxes, and depreciation and amortization. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We have reported EBITDA because we regularly review EBITDA as a measure of our ability to incur and service debt. In addition, we believe our debt holders utilize and analyze our EBITDA for similar purposes. We also believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended December 31,
	2007	2006
Income from continuing operations	$78.5	$57.4
Add:
Interest expense	20.4	17.6
Provision for income taxes	50.5	29.8
Depreciation and amortization expense	32.9	24.3

Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$182.3	$129.1

	Year Ended December 31,
	2007	2006
Income from continuing operations	$293.8	$215.5
Add:
Interest expense	76.2	64.1
Provision for income taxes	169.4	133.0
Depreciation and amortization expense	118.9	87.6

Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$658.3	$500.2

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